Exhibit 8.1
                         [Letterhead of Rogers & Wells]




                                    January 28, 1998



Municipal Mortgage
  and Equity, LLC
218 North Charles Street
Suite 500
Baltimore, Maryland  21201

      Re:   Municipal Mortgage and Equity, LLC (the "Company")
            OFFERING OF UP TO 3,450,000 COMMON SHARES
            --------------------------------------------------

Ladies and Gentlemen:

            You have requested our opinion with respect to certain federal income tax matters in connection with the transactions contemplated by the Prospectus Supplement dated January 26, 1998 to the Prospectus dated June 2, 1997 (together, the "Prospectus"), included in the Registration Statement on Form S-3 (File No. 333-20945), originally filed with the Securities and Exchange Commission on February 3, 1997, and as subsequently amended, relating to the Company. All capitalized terms used herein have their respective meanings set forth in the Prospectus unless otherwise stated.

            We have acted as counsel to the Company with respect to the Offering of the Common Shares pursuant to the Registration Statement. This letter is for delivery in connection with the Offering and is intended to confirm as of the date hereof the opinions described in the sections of the Prospectus captioned "RISK FACTORS--Tax Risks" and "FEDERAL INCOME TAX CONSIDERATIONS." We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement of the Company and to the reference to this Firm in the Registration Statement under the captions "RISK FACTORS--Tax Risks," "FEDERAL INCOME TAX CONSIDERATIONS" and "Legal Matters."

Municipal Mortgage                     2                   January 28, 1998
  and Equity, LLC


            In rendering the opinion stated below, we have examined and relied, with your consent, upon the following:

            (i)   the   Prospectus,   the    Registration   Statement,   as
subsequently amended;

            (ii) the Amended and Restated Certificate of Formation and Operating Agreement; and

            (iii) such other documents, records and instruments as we have deemed necessary to enable us to render the opinions referred to in this letter.

            In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms and (vi) the Company at all times will be organized and operated in accordance with the terms of such documents. We have further assumed the accuracy of the statements and descriptions of the Company's intended activities as described in the Prospectus.

            For purposes of rendering the opinion stated below, we have also assumed, with your consent, the accuracy of the representations and covenants contained in the Certificate of Representations dated as of the date hereof provided to us by the Company and attached hereto. These representations generally relate to the classification and the operation of the Company.

            Based upon and subject to the foregoing, we are of the opinion that:

            (1) The opinions set forth in the Prospectus under the captions "RISK FACTORS--Tax Risks" and "FEDERAL INCOME TAX CONSIDERATIONS" and identified as our opinions are hereby confirmed.

            (2) The summary of federal income tax considerations set forth in the Prospectus fairly summarize the federal income tax considerations that are likely to be material to a typical holder of Common Shares.

Municipal Mortgage                     3                   January 28, 1998
  and Equity, LLC


            The opinions stated above are subject to  and  based  upon  the assumptions, qualifications, limitations, representations and covenants discussed in the Prospectus. The opinions stated above also represent our conclusions as to the application of federal income tax laws existing as of the date of this letter to the transactions contemplated in the Prospectus and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinions. Moreover, there can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Further, the opinions set forth above represents our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions referred to herein. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter.

            We express no opinion as to any federal income tax issue or other matter except those set forth above.

                                    Very truly yours,



                                    /s/ Rogers & Wells